Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (Form S-4 No. 333-215241) of Regency Centers Corporation of our reports dated February 28, 2017, with respect to the consolidated financial statements and schedules of Equity One, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Equity One, Inc. and subsidiaries, included in the Annual Report (Form 10-K) of Equity One, Inc for the year ended December 31, 2016.

/s/ Ernst & Young LLP

New York, New York

March 1, 2017